Exhibit 99.1

News Release
Praxair, Inc.
39 Old Ridgebury Road
Danbury, CT 06810, U.S.A
www.praxair.com
Contacts:
Gary Gillum, Praxair, Inc. Media (203) 837-2702 — gary_gillum@praxair.com
Elizabeth Hirsch, Investors (203) 837-2354 -liz_hirsch@praxair.com
PRAXAIR DISTRIBUTION ANNOUNCES PRICE ACTIONS
DANBURY, Conn., September 13, 2007 — Praxair Distribution, Inc., a subsidiary of Praxair, Inc. (NYSE: PX), announced the following price actions for its packaged gas products in the U.S. and Canada:
•	10-20% for oxygen, nitrogen, argon, carbon dioxide/dry ice, fuel gases and hydrogen

•	15-30% for helium

•	5% for equipment and associated consumables

•	Up to 15% for rental and facility fees
In some circumstances, price adjustments may be higher or lower than these percentages.
These price increases are in response to continued escalating raw material, labor, energy and fuel cost increases and reflect the limited available capacity at production facilities for certain products, particularly helium.
Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2006 sales of $8.3 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.
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